Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Hudson Capital Inc. (formerly known as China Internet Nationwide Financial Services Inc.) on Amendment No. 2 to Form S-4 file No. 333-250044 of our report dated May 15 2018, with respect to our audit of the consolidated financial statements of Hudson Capital Inc. for the year ended December 31, 2017, and the effects of the adjustments to retrospectively apply the change in accounting related to the reverse stock split described in Note 12 and 18 which were audited by other auditors, which report appears in the Proxy statement/Prospectus, which is part of this Registration Statement. We were dismissed as auditor on March 6, 2019 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Registration Statement for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such proxy statement/prospectus.

/s/Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp
New York, NY
February 8, 2021